Exhibit 4.8

                                   DEBENTURE


DERMOND INC., organized and existing under the laws of Canada and having its principal office and place for the transaction of business at 663, ave McEachran, Outremont, Quebec H2V 3C6, Canada, hereinafter called the company, for value received, hereby promises to pay to Centre local de developpement MRC Rouyn-Noranda, the registered owner hereof, hereinafter called the owner, on or before March 31, 2006, at the principal office of the company, One Hundred Twenty Five Thousand Dollars ($125,000.00) in lawful money of Canada, and to pay interest thereon from the dates of disbursement as defined in the Loan Agreement between the parties of this date, until the payment of the principal sum at the rate of Twelve percent (12%) per annum, payable upon repayment of this obligation or upon conversion of this Debenture as provided below, subject to the following terms and conditions:

The company agrees to exchange this Debenture, at the owner's option for so long as monies are owed to owner under the terms of this Debenture, for shares of the common stock of MCKENZIE BAY INTERNATIONAL, LTD. as follows:

1. The Canadian to US currency exchange will be fixed on the Subscription Agree-ment date,

2. The number of MKBY shares that the Debenture can be converted into will be equal to the equivalent US Debenture value divided by the greater of $1.00 US or 105% of the closing price of common shares on the date a Subscription Agreement is signed.

This Debenture is unsecured.

DERMOND INC. shall have the right to pre-pay any or all of the outstanding balance of this Debenture in its sole discretion anytime after the Closing Date with (3) three-business days advance notice. Any such prepayment shall include interest accrued on the balance being prepaid.

The Owner shall receive one-half common share purchase warrant for each common share issued upon conversion of the Debentures . The warrant will be exercisable on a cash basis and survive for two years from the Subscription Agreement date. Exercise Price of such warrants shall be equal to 125 percent of the closing price of the stock on the Subscription Agreement date or $1.25US, which ever amount is greater.

None of the Securities to be issued upon conversion of this Debenture has been registered under the Securities Act of 1933 (as amended) (the "Securities Act") or other securities laws, and will be sold without any such registration in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder. Each potential investor will be required to make certain representations to us in regard to their qualifications as an Accredited Investor, as defined in the Securities Act, and agree to certain restrictions on the transfer of the Securities. Company is the only person which may register the Securities under the Securities Act and it has no obligation or intention to do so.

All of the shares that are part of this offering will be restricted as defined in Rule 144 under the Securities Act. In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who has owned shares which have been acquired from company or an affiliate of company at least one year prior to resale and who files a requisite notice with the SEC to sell within any three month period a number of those shares that does not exceed the greater of:

- 1% of the number of shares of common stock then outstanding; or

- the average weekly trading volume of the common stock on a national securities exchange and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice with respect to such sale.

Sales under Rule 144, however, generally are subject to specific manner of sale provisions, notice requirements, and the availability of current public information about us. If, however, a stockholder (or stockholders where shares are aggregated) has owned shares which have been acquired from company or an affiliate of company at least two years prior to resale and who is not then and has not been an affiliate of company at any time during the immediately preceding three months, the stockholder(s) may sell the shares without complying with the manner of sale provisions, notice requirements, public information requirements, or volume limitations of Rule 144.

This Debenture shall be enforced, governed and construed in all respects in accordance with the laws of the Province of Quebec and applicable laws of Canada as such laws are applied by Canadian and Quebec courts to agreements entered into and to be performed in Canada and Quebec.

In witness whereof, DERMOND INC. has by its duly authorized officers executed this Debenture at Rouyn-Noranda, Quebec, Canada on July 14, 2005.

						DERMOND INC.

						/s/Jacquelin Dery
						_______________________
						By: Jacquelin Dery
						It's President

						McKenzie Bay International, Ltd.

						/s/ Gregory N. Bakeman
						_______________________________
						By: Gregory N. Bakeman
						It's Chief Financial Officer